EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the Effective Date (as defined herein), by and among Northpointe Bancshares, Inc. (“Company”), Northpointe Bank (“Bank”), a wholly owned subsidiary of the Company, and Joseph B. Long (“Executive”). Company, Bank, and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”
BACKGROUND
WHEREAS, the Parties desire to enter an employment agreement to memorialize the terms of Executive’s employment.
NOW, THEREFORE, in consideration of the payments, consents, and acknowledgements described below, in consideration of Executive’s employment with Company and Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Parties agree as follows:
1.Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(a)“Board of Directors” means, collectively, the board of directors of Company and the board of directors of Bank and, where appropriate, any committee or other designee thereof.
(b)“Beneficial Owner” has the meaning given such term in Rule 13d-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934.
(c)“Cause” means, in the context of the termination of this Agreement by Employer, a good faith determination by the Chief Executive Officer of Company that any of the following has occurred:
(i)    conduct by Executive that amounts to willful misconduct, gross neglect, or a material failure to perform Executive’s duties and responsibilities hereunder, including prolonged absences without the consent of the Chief Executive Officer of Company unless otherwise excused by law or under Bank’s leave policies; provided that the nature of such conduct shall be set forth in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;
(ii)    any willful violation of any material law, rule, or regulation applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the FDIC, the Michigan Department of Insurance and Financial Institutions, or any other applicable regulatory authority);
(iii)    the exhibition by Executive of a standard of behavior within the scope of or related to Executive’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of Company or Bank to which Executive is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;

(iv)    any act of fraud, misappropriation, or embezzlement by Executive, whether or not such act was committed in connection with the business of Company and/or Bank;
(v)    a material breach of this Agreement, including, without limitation, a breach of Section 7 hereof; provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such breach, provided that such breach is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure; or
(vi)    Executive’s conviction of, or Executive’s pleading guilty or nolo contendere to with respect to (a) a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime, or lesser offense is connected with the business of Company and/or Bank, or (b) any crime in connection with the business of Company or Bank.
(d)“Change in Control” means and includes any one of following events:
(i)    any Person becomes a Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the then-outstanding securities of Company eligible to vote for the election of directors (“Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions of Company Voting Securities shall not constitute a Change in Control: (A) an acquisition directly or indirectly from the Company, including an acquisition by or through a broker, underwriter, or financial institution acquiring such securities as part of a firm commitment or similar underwriting or distribution process, (B) an acquisition by Company or Bank, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or Bank, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(ii)    during any consecutive 12-month period, individuals who, at the beginning of such period, constitute Company’s Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board of Directors, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(iii)    the consummation of a reorganization, merger, consolidation, statutory share exchange, or similar form of corporate transaction involving Company or Bank, the sale or other disposition of all or substantially all of Company’s assets, or the acquisition of assets or stock of another corporation or other entity (each, a “Transaction”), unless immediately following such Transaction: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Voting Securities immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the voting power of the then-outstanding shares of voting securities of the entity resulting from such Transaction (including, without limitation, an entity which as a result of such Transaction owns Company or all or substantially all of Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Company Voting Securities, and (B) no person (other than (x) Company or Bank, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for such Transaction (any Transaction which satisfies all of the criteria specified in (A), (B), and (C) above shall be deemed to be a “Non-Qualifying Transaction”).
(e)“CIC Severance Multiple” shall mean two (2.0).
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(h)“Compensation Committee” means the compensation committee of the board of directors of Company.
(i)“Competitive Services” means engaging in the business of commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits, as well as the business of providing any other activities, products, or services of the type routinely conducted, offered, or provided by Employer as of or during the two years immediately prior to the Date of Termination.
(j)“Confidential Information” means any and all data and information relating to Employer, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware because of Executive’s employment with Employer; (ii) has value to Employer; and (iii) is not generally known outside of Employer. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning Employer: trade secrets (as defined by the Michigan Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data, and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current, and planned research and development; computer aided systems, software, strategies, and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees, and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of Employer, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Employer. In addition to data and information relating to Employer, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Employer by such third party, and that Employer has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Employer.

(k)“Date of Termination” means: (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of delivery of the Notice of Termination, or any later date specified in such Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.
(l)“Disability” means a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to Executive by Employer or, if no such coverage is then being provided, the inability of the Executive to perform the essential functions of Executive’s job with Employer (as specified in this Agreement), with or without reasonable accommodation, for a period of at least 180 consecutive days as certified by a physician chosen by Executive and reasonably acceptable to the Employer. Notwithstanding the provisions in this Section 1(l), Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2).
(m)“Effective Date” means September 14, 2026.
(n)“Employer” means Company and Bank, collectively.
(o)“Excise Tax” means any excise tax imposed by Section 4999 of the Code.
(p)“FDIC” means the Federal Deposit Insurance Corporation.
(q)“Good Reason” shall mean, in the context of the termination of this Agreement by Executive:
(i)    a material diminution in Executive’s title, authority, duties, or responsibilities which is not consented to by Executive in writing;
(ii)    a material diminution in Executive’s base compensation (which includes Executive’s Base Salary and Target Annual Bonus opportunity) which is not consented to by Executive in writing or made as part of across-the-board compensation reductions affecting all or substantially all similarly-situated employees;
(iii)    a change in the location of Executive’s primary office such that Executive is required to report regularly to an office located outside of a 50-mile radius from the location of Executive’s primary office as of the Effective Date, which change is not consented to by Executive in writing;
(iv)    a material breach of the terms of this Agreement by Employer; or
(v)    Employer’s failure to renew the Term.
(r)“Material Contact” means contact between Executive and a customer or potential customer of Company or Bank (i) with whom or which Executive has or had substantive dealings on behalf of Company or Bank; (ii) whose dealings with Company or Bank are or were coordinated or supervised by Executive; or (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of Executive’s employment with Employer.
(s)“Non-CIC Severance Multiple” shall mean one (1.0).

(t)“Notice of Termination” shall mean a written notice delivered by a Party in connection with the termination of this Agreement which (i) indicates the specific termination provision in this Agreement relied upon for such termination, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specifies the Date of Termination.
(u)“Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm (as defined in Section 10(b)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(v)“Payment” shall mean any benefit, payment, or distribution made or given by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise).
(w)“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.
(x)“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.
(y)“Protected Customer” means any Person to whom Company or Bank has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact during the last 24 months of his employment with Employer.
(z)“Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data, and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under the direction of Executive, during the period of Executive’s employment, or conceived, produced or used or intended for use by or on behalf of Employer or its customers, but not including any such ideas, concepts, inventions, or similar processes conceived, developed or produced by Executive that are rejected by Employer.

(aa)    “Restricted Period” means during employment plus a period of twelve (12) months following the Date of Termination.
(bb)    “Restricted Territory” means a radius of 50 miles from the Bank’s headquarters office in Grand Rapids, Michigan.
(cc) “Restrictive Covenants” means the restrictive covenants contained in Section 7(b) through 7(j) hereof.
(dd) “Severance Formula” means the sum of (A) Executive’s then current Base Salary (or, in the case of a termination for Good Reason as defined in Section 1(q)(ii), the Base Salary in effect immediately prior to the diminution in Base Salary giving rise to termination), plus (B) the greater of Executive’s Target Annual Bonus for the fiscal year in which the Date of Termination occurs or the average Annual Bonus received by Executive for the three fiscal years immediately preceding the fiscal year in which the Date of Termination occurs.
2.Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 5 hereof, the close of business on the third anniversary of the Effective Date (the “Initial Term”). The Initial Term and any and all renewal terms, if any, are referred to together herein as the “Term.” The third anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on the initial Term End Date and on each subsequent anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or Employer, be extended by an additional one-year period; provided, however, that either Employer or Executive may cause the Term to cease to extend automatically, by giving written notice to the other not less than 90 days prior to the scheduled expiration of the Term.
3.Employment; Extent of Service. Executive is hereby employed on the Effective Date as Executive Vice President, Chief Operating Officer and Chief Credit Officer of Company and Bank. Executive shall have the duties, responsibilities, and authority commensurate with such position and such other duties as may be assigned by the Chief Executive Officer. During the Term and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (i) devote substantially all of Executive’s business effort, time, energy, and skill to the business of Employer; (ii) faithfully, loyally, and diligently perform such duties; and (iii) diligently follow and implement all lawful management policies and decisions of Employer that are communicated to Executive. During the Term of this Agreement, Executive shall not, without the consent of Employer, be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with his obligations to Employer under this Agreement. Executive will report directly to the President of the Company.
4.Compensation and Benefits. For the avoidance of doubt, the compensation and benefits provided under this Section 4 shall be in consideration of services rendered to both Company and Bank.
(a)Base Salary. During the Term, Bank shall pay to Executive a base salary at the rate of $333,000 per year (“Base Salary”), less normal withholdings, payable in accordance with Bank’s payroll practices. The Compensation Committee shall review Executive’s Base Salary annually and may increase the Base Salary based on such review, but may not decrease the Base Salary unless (i) Executive consents in writing to such decrease, or (ii) such decrease is made as part of across-the-board salary reductions affecting all or substantially all similarly- situated employees. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

(b)Annual Bonus. During the Term and commencing with calendar year 2026, Executive shall have an opportunity to participate in any short-term or cash incentive plans available to other Bank employees similarly situated to Executive (“Peer Executives”) and based upon the achievement of performance goals established from year to year by the Compensation Committee (the “Annual Bonus”). Executive’s initial target Annual Bonus shall be equal to 100% of Base Salary. [Notwithstanding the foregoing, for calendar year 2026, Executive ‘s Annual Bonus shall be prorated based on the number of full months employed during 2026.] Except as otherwise provided in Section 6(a)(i) and Section 6(c)(i) hereof, Executive must be employed by Company and/or Bank on the date the Annual Bonus, if any, is paid in order to receive the Annual Bonus. The Annual Bonus will be paid by March 15 of the year following the year for which it is earned. For purposes of this Agreement, Executive’s target Annual Bonus opportunity for any given fiscal year is referred to as the “Target Annual Bonus.”
(c)Long-Term Incentive Plans. During the Term and commencing with calendar year 2027, Executive shall be entitled to participate in any long-term equity incentive (“LTI”) plans available to other Peer Executives, and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Company and/or Bank to amend, modify or terminate any such plans at any time and from time to time. The terms and conditions of Executive’s LTI award, including but not limited to vesting criteria, shall be determined by the Compensation Committee in its sole discretion.
(d)Retirement Plans. During the Term, Executive shall be entitled to participate in any retirement plans available to other Peer Executives, and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Bank to amend, modify, or terminate any such plans at any time and from time to time.
(e)Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies, and programs provided by Bank, if any, to the extent available to other Peer Executives and subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Bank to amend, modify, or terminate any such benefit plans, policies, or programs at any time and from time to time.
(f)Expenses. During the Term, and subject to Section 12 hereof, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, in accordance with the policies, practices, and procedures of Bank to the extent available to other Peer Executives with respect to travel and other business expenses.
5.Termination of Employment. For the avoidance of doubt, if Executive’s employment with Company terminates for any reason under this Section 5, Executive’s employment with Bank shall be deemed terminated for the same reason, and if Executive’s employment with Company terminates for any reason under this Section 5, Executive’s employment with Bank shall be deemed terminated for the same reason.
(a)Termination upon Death. Executive’s employment shall terminate automatically upon Executive’s death. For the avoidance of doubt, termination of Executive’s employment upon the death of Executive under this Section 5(a) shall not be considered a termination without Cause that would entitle Executive to severance under Section 6(a) or (c).
(b)Termination by Employer. Employer may terminate Executive’s employment during the Term with or without Cause on written notice to Executive, provided that the written notice of termination with respect to a termination without Cause shall be provided at least 30 days prior to the effective date of such termination.
(c)Termination by Executive. Executive’s employment may be terminated by Executive:
(i)    at any time for Good Reason, provided that (A) before terminating this Agreement and Executive’s employment for Good Reason, (1) Executive shall give notice to Employer of the existence of Good Reason for termination, which notice must be given by Executive to Employer within 90 days of Executive’s discovery of the existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and (2) Employer shall have 60 days from the date of receipt of such notice to remedy the condition(s) giving rise to Good Reason for termination; and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination; or
(ii)    at any time without Good Reason, provided that Executive shall give Employer at least 30 days prior written notice of Executive's intent to terminate.
(d)Notice of Termination. Any termination by Company and/or Bank with or without Cause and any termination by Executive shall be communicated by Notice of Termination to the other Party(is) hereto given in accordance with Section 16(e) of this Agreement. The failure by Company and/or Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Company and/or Bank hereunder or preclude the Company and/or Bank from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing its rights hereunder.
6.Obligations of Employer upon Termination. During the Term, if Executive’s employment terminates for any reason, then Bank shall pay or provide to Executive or Executive’s estate, if applicable, (i) in a lump sum in cash within 30 days after the Date of Termination, the exact payment date to be determined by Bank, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Salary”), and (ii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract, or agreement of Bank and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with Bank’s then current written policy regarding accrual and payment for unused vacation pay) (the “Other Benefits”).
(a)Resignation for Good Reason; Termination Other Than for Cause, Death, or Disability. During the Term, if (x) Employer terminates Executive’s employment other than for Cause, death, or Disability, or (y) Executive terminates employment for Good Reason, then, in addition to Accrued Salary and Other Benefits, and subject to Section 6(d) hereof:
(i)    Bank shall pay to Executive in a lump sum in cash a prorated Annual Bonus for the year in which the Date of Termination occurs based on the level of achievement of applicable performance metrics (with such pro rata portion determined by multiplying the earned Annual Bonus by a fraction, the numerator of which shall be the number of months elapsed in the applicable calendar year prior to the Date of Termination, and the denominator shall be twelve (12)) (the “Prorated Annual Bonus”), payable at the same time that annual bonuses are paid to Peer Executives, subject to Section 12 hereof;

(ii)    Bank shall pay to Executive an amount equal to the Non-CIC Severance Multiple times the Severance Formula, payable in approximately equal monthly installments during the 18-month period following the Date of Termination, commencing on the first payroll date to occur after the 60th day following the Date of Termination; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 6(a)(ii) between the Date of Termination and the first payroll date to occur after the 60th day following the Date of Termination; and
(iii)    if Executive elects to continue participation in any group medical, dental, vision, and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under COBRA, then for a period of 18 months after the Date of Termination (the “Health Benefits Continuation Period”), Bank shall pay to Executive an amount in cash equal to the COBRA cost of such coverage; provided, however, that (1) that if Executive becomes eligible to receive medical benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse through the spouse’s employer), Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (3) the Bank-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations; (4) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (5) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (6) Executive’s rights pursuant to this Section 6(a)(iii) shall not be subject to liquidation or exchange for another benefit. The benefit described in this Section 6(a)(iii) is referred to as the “Health Coverage Benefit.”
(b)Termination for Cause; Resignation by Executive other than Resignation for Good Reason; Death; Disability. If during the Term Executive’s employment is terminated by Employer for Cause, by Executive other than for Good Reason, or in the event of Executive’s death or Disability, then Employer shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for Accrued Salary and Other Benefits, as applicable.
(c)Termination following a Change in Control. If, within 12 months following a Change in Control, (x) Employer (or any successor to Employer) terminates Executive’s employment other than for Cause, or (y) Executive terminates employment for Good Reason, then, in addition to Accrued Salary and Other Benefits, as applicable, and subject to Section 6(d) hereof and in lieu of any amounts under Section 6(a) hereof:
(i)    Bank shall pay to Executive in a lump sum in cash the Prorated Annual Bonus, payable at the same time that annual bonuses are paid to Peer Executives, subject to Section 12 hereof;
(ii)    Bank (or its successor) shall pay to Executive an amount equal to the CIC Multiple times the Severance Formula, payable in a lump sum in cash on the 60th day following the Date of Termination; and
(iii)    if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under COBRA, then during the Health Benefits Continuation Period, Bank (or its successor) shall pay to Executive the Health Coverage Benefit.
(d)Release of Claims; Restrictive Covenants. Notwithstanding the foregoing, Bank shall be obligated to provide the amounts and benefits in Sections 6(a) and (c) hereof, as applicable, only if (A) within 45 days after the Date of Termination Executive shall have executed a separation and full release of claims/covenant not to sue in the form provided by the Company (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 7 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 7 hereof, then payment of the amounts and benefits in Sections 6(a) and (c) hereof, as applicable, shall cease immediately upon Executive’s breach thereof.
(e)Resignations. If Executive is a member of the board of directors of Company, the board of directors of Bank, or the board of directors of any subsidiary of Company or Bank, then termination of Executive’s employment hereunder for any reason whatsoever shall constitute Executive’s resignation from such boards of directors and as resignation as an officer of Bank, Company, and of any of the subsidiaries for which Executive serves as an officer.
7.Restrictive Covenants. For the avoidance of doubt, the Restrictive Covenants contained in this Section 7, as well as any other provisions of this Agreement necessary to interpret or enforce the Restrictive Covenants, shall survive termination of this Agreement and/or termination of Executive’s employment for any reason, and shall continue to be in full force and effect in accordance with their terms.
(a)Acknowledgments.
(i)    Condition of Employment and Other Consideration. Executive acknowledges and agrees that Executive has received good and valuable consideration for entering into this Agreement.
(ii)    Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that Executive is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy by Employer, is not known in the trade or disclosed to the public, and would materially harm Employer’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that Executive is being provided and entrusted with access to Employer’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Employer would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Employer’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of Employer and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.
(iii)    Potential Unfair Competition. Executive acknowledges and agrees that as a result of Executive’s employment with Employer, Executive’s knowledge of and access to Confidential Information, and relationships with Employer’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iv)    Voluntary Execution. Executive acknowledges and affirms that Executive has executed this Agreement voluntarily, has read this Agreement carefully, and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened, or intimidated into signing this Agreement.
(b)Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than Employer, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by Employer to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees to fully cooperate with Employer in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide Employer with prompt notice of such requirement so that Employer may seek an appropriate protective order prior to any such required disclosure by Executive. Executive understands and acknowledges that nothing in this section limits Executive’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of Employer to make any such reports or disclosures and shall not be required to notify Employer that Executive has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)Non-Competition. Except as provided herein, Executive agrees that, during the Restricted Period, Executive will not, without prior written consent of Employer, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on Executive’s own behalf or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided that nothing herein shall prohibit Executive from being a passive owner of not more than five percent of the outstanding securities of any publicly traded company engaged in the Competitive Services, so long as Executive does not serve on the board of directors of such company and does not engage in the management of such company.
(d)Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, or attempt to solicit or divert a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(e)Non-Recruitment of Employees and Independent Contractors. Executive agrees that during the Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly, whether on Executive’s own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or individual independent contractor of Employer to terminate an employment relationship with Employer or to enter into employment or independent contractor relationship with Executive or any such other Person. Notwithstanding the foregoing, the provisions of this Section 7(e) shall not be violated by general advertising or solicitation not specifically targeted at employees or independent contractor of Employer, or actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such employee for soliciting or hiring and has not provided any information regarding the employee’s qualifications.
(f)Proprietary Rights.
(i)    Ownership and Assignment of Protected Works. Executive agrees that any and all Confidential Information and Protected Works are the sole property of Employer, and that no compensation in addition to Executive’s compensation hereunder is due to Executive for development or transfer of such Protected Works. Executive agrees that Executive shall promptly disclose in writing to Employer the existence of any Protected Works. Executive hereby assigns and agrees to assign all of Executive’s rights, title, and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to Employer. Executive shall not be entitled to use Protected Works for Executive’s own benefit or the benefit of anyone except Employer without written permission from Employer and then only subject to the terms of such permission. Executive further agrees that Executive will communicate to Employer any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Employer. Executive agrees that Executive will not oppose or object in any way to applications for registration of Protected Works by Employer or others designated by Employer. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to Employer for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by Executive without the express written consent of Employer.
Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to Employer any Protected Work for which no equipment, supplies, facilities, or Confidential Information of Employer was used and which was developed entirely on Executive’s own time, unless (A) the invention relates (1) directly to the business of Employer, or (2) to the Employer’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Executive for Employer. Executive likewise will not be obligated to assign to Employer any Protected Work that is conceived by Executive after Executive leaves the employ of Employer, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of employment with Employer. Similarly, Executive will not be obligated to assign any Protected Work to Employer that was conceived and reduced to practice prior to Executive’s employment with Employer, regardless of whether such Protected Work relates to or would be useful in the business of Employer. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by Executive prior to his employment with Employer.

(ii)    No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on the part of Executive now in existence to assign Protected Works to anyone other than Employer.
(iii)    Works Made for Hire. Employer and Executive acknowledge that in the course of Executive’s employment with Employer, Executive may from time to time create for Employer copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork, or other copyrightable material, or portions thereof, and may be created within or without Employer’s facilities and before, during or after normal business hours. All such works related to or useful in the business of Employer are specifically intended to be works made for hire by Executive, and Executive shall cooperate with Employer in the protection of Employer’s copyrights in such works and, to the extent deemed desirable by Employer, the registration of such copyrights.
(g)Return of Materials. Executive agrees to not retain or destroy (except as set forth below), and to immediately return to Employer on or prior to the Date of Termination, or at any other time Employer requests such return, any and all property of Employer that is the possession of Executive or subject to Executive’s control, including, but not limited to, keys, credit and identification cards, equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to Employer and its business (regardless of form, but specifically including all electronic files and data of Employer), together with all Protected Works and Confidential Information belonging to Employer or that Executive received from or through his employment with Employer. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive’s possession or control that belong to Employer, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time Employer requests, Executive shall (i) provide Employer with an electronic copy of all of such files or information (in an electronic format that readily accessible by Employer); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non- Employer-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to Employer that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.
(h)Enforcement of Restrictive Covenants. For the avoidance of doubt, nothing in this Section 7(i) limits the remedies available to Employer under Section 14 hereof.
(i)    Rights and Remedies Upon Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, Employer shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to Employer and that money damages would not provide an adequate remedy to Employer. Executive understands and agrees that if he materially violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. If Employer does not substantially prevail in such litigation, the Restricted Period shall be deemed to have continued to run during the litigation. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity. Employer’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.
(ii)    Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 7, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Employer’s legitimate business interests and may be enforced by Employer to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
(i)Existing Covenants. Executive represents and warrants that Executive’s employment with Employer does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to Employer or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.
(j)Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, Executive will disclose the existence and terms of the Protective Covenants in Section 7 of this Agreement to any prospective employer or business partner, within the Restricted Territory prior to entering into an employment, partnership, or other business relationship with such prospective employer or business partner. Executive further agrees that Employer shall have the right to make any such prospective employer or business partner of Executive within the Restricted Territory aware of the existence and terms of the Protective Covenants in Section 7 of this Agreement.
8.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy, or practice provided by Employer and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, or program of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, or program except as explicitly modified by this Agreement.
9.Full Settlement; No Mitigation. Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. For the avoidance of doubt, nothing in this Section 9 shall impact Employer’s remedy of recoupment set forth in Section 14 hereof.

10.Mandatory Reduction of Payments in Certain Events.
(a)Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any Payment would, if paid, be subject to any Excise Tax, then, prior to the making of any Payments to or for the benefit of Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of a Change in Control, as determined by the Determination Firm (as defined below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
(b)All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to Employer and Executive (the “Determination Firm”) which shall provide detailed supporting calculations to Employer and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by Employer. All fees and expenses of the Determination Firm shall be borne solely by Employer. Any determination by the Determination Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect. In the event the provisions of Code Section 280G and 4999 are modified, this Section 10 shall be modified accordingly.
11.Successors.
(a)This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement can be assigned by Company and/or Bank only to a subsidiary or successor and shall be binding and inure to the benefit of Company and Bank, and their successors and assigns. The Company and/or Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

12.Code Section 409A.
(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor Bank, nor their directors, officers, employees, or advisers, shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.
(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such payment event meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non- Exempt Deferred Compensation termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non- 409A-conforming event.
(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a specified employee (as determined by Employer in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non- Exempt Deferred Compensation that would otherwise be payable during the six- month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
(d)Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to Section 6, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
(e)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, Employer may elect to make or commence payment at any time during such period.
(f)Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
(g)Permitted Acceleration. Employer shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
13.Regulatory Action.
(a)If Executive is removed and/or permanently prohibited from participating in the conduct of Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such order.
(b)If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall reinstate (in whole or in part) any of its obligations which were suspended.
(c)If Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.
(d)All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of Bank (1) by the director of the FDIC or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Bank when Bank is determined by the Director to be in an unsafe and unsound condition.
14.Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Executive by Employer shall be subject to any written compensation recoupment policy that the Compensation Committee may adopt from time to time that is applicable by its terms to Executive, including, but not limited to, the Company’s mandatory recoupment policy as required by the listing rules of The New York Stock Exchange. In addition, the Compensation Committee may specify in any written documentation memorializing an incentive award that Executive’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to: (i) termination of employment for Cause, (ii) violation of material Company or Bank policies, (iii) breach of noncompetition, confidentiality, or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Employer, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture, and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award.
15.Indemnification. Employer shall indemnify Executive for liabilities incurred by Executive while acting in good faith as an officer to the fullest extent provided for any other officer of Employer. To the extent that Employer maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer of Employer.
16.Miscellaneous.
(a)Applicable Law. Employer and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Michigan without giving effect to its conflicts of law principles. The Parties agree that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Michigan. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to venue; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue. The Parties hereto further agree that the state and federal courts of the State of Michigan are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(b)Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan maintained by Employer (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation, or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment).
(c)Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(d)Amendments. This Agreement may not be amended or modified otherwise than- by a written agreement executed by the Parties or their respective successors and legal representatives.
(e)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party(ies) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:    If to Company and/or Bank:
On file with Bank    3333 Deposits Drive Northeast Grand Rapids, Michigan 49546
        Attention: Chief Executive Officer
or to such other address as a Party shall have furnished to the other Party(ies) in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(g)Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(h)Waivers. Failure of any Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver.
(i)Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the Parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, letters, and/or agreements between the Parties, written or oral, at any time.
(j)Construction. The Parties understand and agree that because they have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any Party.
(k)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(l)Survival. The rights and obligations of the Parties under Sections 7, 10, 12, 14, 15, 16 shall survive the expiration and/or termination of this Agreement and the termination of Executive’s employment hereunder for the periods expressly designated in such sections or, if no such period is designated, for the maximum period permissible under applicable law.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereby signify their agreement to these terms by their signatures below, as of the Effective Date.
EXECUTIVE

Joseph B. Long

NORTHPOINTE BANK

Charles A. Williams
Chief Executive Officer

NORTHPOINTE BANCSHARES, INC.

Charles A. Williams
Chief Executive Officer